SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934
                               (Amendment No. 2)

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                     SECURED INVESTMENT RESOURCES FUND, L.P. II
                (Name of Registrant as Specified in Its Charter)

                           Everest Properties II, LLC
                            Millenium Management, LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                           Everest Properties II, LLC
                            Millenium Management, LLC
                         155 N. Lake Avenue, Suite 1000
                               Pasadena, CA 91101

                                  May 26, 2004


To the Limited Partners of
Secured Investment Resources Fund, L.P. ("SIR1") and
Secured Investment Resources Fund, L.P. II ("SIR2") (the "Partnerships")

         Re:      Electing a New General Partner;
                  Do Not Leave James R. Hoyt To Liquidate Your Partnership

Dear Limited Partner:

     We have spoken with many limited partners and the most frequent subject of our conversations has been the liquidation of the Partnerships. We wish to further address the widespread desire for limited partners to see their investment liquidated, and further explain why we believe you are better off having Millenium, a professional property investor, replace the current general partner even if your most desired result is a prompt liquidation. We believe that many investors have the following questions, which we wish to answer in this letter.

Q: Why should we elect a new general partner when we just want the partnership to liquidate?
A: Millenium believes Mr. Hoyt has disregarded the best interest of the limited partners in favor of his own personal interests - he took $2.5 Million from SIR2 instead of distributing that money to limited partners who had received no distributions for years! Given his past conduct, we believe Mr. Hoyt should not be trusted. Do you want a general partner who misappropriated money from at least one of the Partnerships to be in control of the liquidation proceeds if properties are actually sold? To use a different analogy, if your bank took money from your account for its own use, would you sit idly by and trust that they would someday return it or would you take action to get your money back immediately and find a new bank with which to do business? This is the same situation; we entrusted someone to manage our investment that has been caught taking money that does not belong to him.

     Also, we do not believe Mr. Hoyt can do a competent job of liquidating the properties. In March, he signed a contract to sell one property in SIR2, Sunwood Apartments in Las Vegas, for a price we believe is significantly below its full market value. It appears the price was determined without any marketing effort whatsoever. We do not know if the buyer was affiliated with Mr. Hoyt, or had a "side deal" to compensate Mr. Hoyt individually, which might explain the "sweetheart" price, but those are the kinds of concerns we should all have with leaving Mr. Hoyt in charge of the Partnerships or in charge of a liquidation. Millenium has been advised that there is now a dispute over whether or not the contract was terminated and that the buyer has threatened litigation to force a sale (more evidence that the price was very low, - otherwise, it would not be worth it to the buyer to sue to force a sale).

Q:   If I vote to remove Mr. Hoyt as general partner, but not to elect Millenium
     - doesn't that force you (Millenium) to liquidate the Partnership?
A: NO, IT WOULD LEAVE MR. HOYT IN CHARGE OF A LIQUIDATION, which we believe is simply unacceptable. The limited partnership agreements of the Partnerships provide that if the general partners are removed and not replaced, that triggers a liquidation, but Mr. Hoyt would then be in charge of that liquidation, not Millenium. Also, there is no required period of time for the liquidation to be completed, so Mr. Hoyt could drag out a liquidation for a much longer time than it will take Millenium to provide limited partners with a liquidity opportunity after Millenium takes control of the Partnership. In our view, there is no reason to trust Mr. Hoyt to act in anything other than his own self interest when it comes to these Partnerships.

Q:   Why will Millenium be an effective General Partner?
A: Millenium will provide you with the fair market value information you need to make a sound decision about the future of your investment in the Partnerships. Millenium will provide liquidity for limited partners within six months of taking over. Millenium will analyze the Partnerships' financials to determine the extent of the improper use of funds during the years the Partnerships have not issued financial reports to you. Millenium will seek to collect from Mr. Hoyt any misappropriated or misapplied Partnership funds. Millenium will provide you with regular reports on the financial condition of the Partnerships.

     If you have previously voted and do not wish to change your vote, there is no need to return an additional Consent. If you have not yet voted, you may be contacted by Millenium representatives who will encourage you to vote and will try to answer any questions you may have. Millenium has engaged the services of D.F. King, a professional proxy solicitor, to contact limited partners. The fees for their services and related expenses, estimated to be about $15,000, will be paid by Millenium without seeking any reimbursement of such expense from the Partnerships.

     Please review the entire Consent Solicitation Statement dated April 5, 2004 we previously sent to you and VOTE TO REPLACE THE CURRENT GENERAL PARTNERS WITH MILLENIUM. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

     We are extending the Expiration Date for the solicitation to 11:59 p.m. Pacific Time on the earlier to occur of the following dates (the "Expiration Date"): (i) June 30, 2004 or such later date to which Millenium determines to extend the solicitation, and (ii) the date the Required Consents are received (as described in the Consent Solicitation Statement).

     If you have any questions, please do not hesitate to contact us toll free at (800) 611-4613, or at (626) 585-5920.

                                         Millenium Management, LLC


                                         /s/ W. Robert Kohorst
                                         -------------------------
                                         W. Robert Kohorst
                                         President